AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             AEGIS ASSESSMENTS, INC.

         Eric Johnson and Richard Reincke hereby certify that:

         1. They are the President and Secretary, respectively, of Aegis Assessments, Inc., a Delaware corporation. The company's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 16, 2002.

         2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law. The Board of Directors of this corporation, by unanimous written consent, has adopted the following Amended and Restated Certificate of Incorporation of this corporation, and the shareholders of this corporation, by a majority vote of the outstanding stock entitled to vote thereon, have approved this Amended and Restated Certificate of Incorporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law, as follows:

         FIRST. The name of this corporation is Aegis Assessments, Inc.
                                                -----------------------

         SECOND. The address of this corporation's registered office in the State of Delaware is 3422 Old Capitol Trail, Suite 700, in the City of Wilmington, County of New Castle, Delaware 19808-6192. The name of its registered agent at such address is Delaware Business Incorporators, Inc.

         THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Delaware.

         FOURTH. The total number of shares of stock which this corporation shall have authority to issue is one hundred ten million (110,000,000) with a par value of $.001 per share amounting to $110,000.00. One hundred million (100,000,000) of those shares are Common Stock and ten million (10,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time.




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         FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of Article FOURTH of this Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:




         (1) The number of shares constituting such series and the distinctive designation of such series;

         (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

         (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

         (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

         (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and

         (8) Any other relative rights, preferences and limitations of such series.

         Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends which shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.




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         If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect thereto.

         SIXTH. Each director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors of this corporation, then the liability of each director of this corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

         SEVENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.



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         EIGHTH. (a) There shall be no less than one (1) and no more than nine
(9) directors constituting the Board of Directors, unless a greater number of directors is fixed from time to time by vote of a majority of the entire Board of Directors of this corporation. Until the first annual meeting of shareholders, directors shall be nominated and appointed by the original director, Eric D. Johnson, subject to the approval of a majority of the existing Board of Directors. Thereafter, the directors shall be elected annually at the annual meeting of the shareholders. Each director shall hold office until his or her successor shall have been elected and qualified, until his or her death, until he or she shall have resigned, or until he or she shall have been removed, whichever shall first occur. Any director elected to fill a vacancy in the Board of Directors shall be deemed elected for the unexpired portion of the term of his or her predecessor on the Board of Directors. Each director, at the time of his or her election, shall be at least eighteen (18) years of age.

          (b) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual meeting of shareholders.

         (c) At all elections of directors of this corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any 2 or more of them as such holder may see fit.


         NINTH. All of the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two thirds (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.

         TENTH. This corporation hereby expressly elects not to be governed by the provisions of Section 203 of the Delaware General Corporation Law.


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         The undersigned hereby declare under penalty of perjury that the statements set forth in this Amended and Restated Certificate of Incorporation are true and correct of their own knowledge and that this declaration was executed on September 25, 2002, at Newport Beach, California.


/s/ Eric D. Johnson                                          /s/Richard Reincke
President and Chief Executive Officer                        Secretary






















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